Exhibit 10.18
This Employment Agreement (“Agreement”) is dated September 14, 2022 (“Effective Date”) between Voyager Space Holdings, inc. a Delaware Corporation (“Employer”), and Filipe (Phil) De Sousa (“Employee”).
WHEREAS Employer desires to employ or to continue to employ Employee, and Employee desires to be employed or to continue to be employed by Employer; and
WHEREAS, in connection with such employment, Employee must be given access to, generate or otherwise come into contact with certain proprietary and/or confidential information of Employer; and
WHEREAS Employee and Employer desire to prevent the dissemination or misuse of such information.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, Employer and Employee hereby agree as follows:
1.Employment.
1.1    Employer agrees to employ or continue to employ Filipe (Phil) De Sousa as Chief Financial Officer & Member of the Executive Committee (ExCom), commencing October 10, 2022, and Employee hereby accepts such employment or continued employment and agrees to perform their duties and responsibilities upon the terms and conditions set forth below, which shall apply effective on the date the Employee commenced employment.
1.2    Employer employs Employee “at will.” No specific period of employment is promised to Employee. Employer may terminate Employee’s employment with or without cause, as determined by Employer, at any time and without prior notice. Similarly, Employee may terminate their employment at any time. No verbal or oral promise, representation, or communication of any kind, at any time prior to, during or after the employment relationship, should be construed as a change in the at-will employment relationship. Employer expressly disavows any such verbal or oral promises, representations or communications that may be construed to change the at-will relationship.
2.Duties:
2.1    Full Time and Effort. During the term of employment, Employee agrees to devote their full business time, attention, energies, knowledge, and skills to carrying out the duties and responsibilities under this Agreement and to advance the interests and business of the Employer, all of which shall be performed faithfully, diligently and to the best of the Employee’s ability. Employee shall diligently and efficiently perform and discharge any duties and

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responsibilities assigned from time to time by the Employer and shall at all times be subject to, observe and carry out such rules, regulations, employment policies, directions, and restrictions as the Employer shall from time to time establish. Employee acknowledges that his duties and responsibilities will require his full-time business efforts and agrees that during the Agreement Term, as defined below, they will not engage in any outside business activities that conflict with obligations under this Agreement. Employee further agrees that they shall not cause the Employer to violate any laws, rules, and regulations applicable to it and its business, and that Employee shall not knowingly engage in or cause or permit the Employer to engage in any activity that is illegal or unethical.
2.2    Days and Hours. Employee agrees that Employer may designate the days and hours to be worked by Employee, which may include day or night hours, Saturdays, Sundays and holidays, or other days or hours deemed necessary by Employer, in line with applicable law. Employee further agrees that Employer may change Employee’s workdays and hours from time to time at the discretion of Employer and in line with applicable law.
3.Compensation.
3.1    Salary. Employee shall receive a base salary of $375,000 annually, less applicable withholdings and deductions. All earnings of Employee shall be paid in accordance with Employer’s standard payroll practices and will be subject to all deductions required by law, including ordinary payroll taxes. The base salary will increase to a minimum of $400,000 during our annual review in 2024.
3.2    Commission/Incentives. Employee will receive 50,000 options granted on or before January 1, 2023, subject to Board approval and customary vesting and based upon the then current 409a or other applicable valuation. Options will vest and become exercisable as to 25% of the total number of shares subject to the Option on the first anniversary of the Vesting Commencement Date, and as to 1/48 of the total number of shares each month thereafter over the following three years, such that the Options will be fully vested on the fourth anniversary of the Vesting Commencement Date, subject to the Executive’s continuous service on each such vesting date.
3.3    Bonus. Employee will be entitled to an annual target bonus of up to $375,000 (100% of base salary) paid on or before March 1st of each year beginning in 2023 (bonus paid in 2024). The bonus will be more or less than the target amount depending on employee and company performance.
3.4    IPO Incentive. Upon completion of a successful public offering prior to August 1, 2023, Employee shall receive a one-time cash bonus of $100,000.
3.5     Sign-On Bonus. You will receive a one-time cash “Sign-on Bonus” of $200,000 to be paid by November 1, 2022. Should your employment terminate any time before October 1, 2024, the Sign-on Bonus will be pro-rated and reimbursed by you to the Company upon demand, unless termination is without cause or resignation is for good reason, as defined in paragraph 3.7 below.
3.6    Relocation Bonus. Upon your decision to relocate your primary residence to Colorado, the Company will provide a relocation package that includes shipment of household goods and closing costs related to the purchase of a new home and the sale of an existing home. The costs for relocation shall not exceed $50,000.
3.7    Severance.
3.7.1    If the Company terminates Executive's employment without Cause (defined below), or if Executive terminates his employment for Good Reason (defined below), and provided that Executive executes and returns to the Company a complete release of all claims in a form reasonably acceptable to the Company that becomes fully effective within sixty (60) days after the effective date of such termination ("Termination Date"), the Company shall provide severance pay to Executive in an amount equal to one year of base salary, at the rate in effect as of the Termination Date, and accrued bonus as reasonably determined by his direct supervisor or the Board, plus any earned, vested, and determinable but unpaid bonus from a performance year completed before the Termination Date. Severance pay shall be paid in equal installments on the Company's regular paydays, commencing on the first payday that is at least sixty (60) days after the Termination Date; provided, however, that the first such payment shall include all sums that would have been paid had payment commenced on the first payday after the Termination Date. For clarity, if the Company terminates Executive's employment for Cause or Executive resigns for any reason other than Good Reason, Executive shall not be entitled to severance pay.
3.7.2    As used in this Agreement, "Cause" means Executive's: (a) conviction of (including plea of guilty or no-contest to) any felony or any crime involving dishonesty or moral turpitude; (b) violation of law, or act of fraud or dishonesty, in connection with Executive's employment; (c) refusal or failure to comply with any lawful directive of the Company or any of its officers or directors that is not cured (if capable of cure) within ten days after written notice to Executive identifying the refusal or failure; (d) breach of Executive's fiduciary duty or duty of loyalty to any of the Companies that is not cured (if capable of cure) within ten days after written notice to Executive identifying the breach; (e) breach of this Agreement or any other contract with any of the Companies that is not cured (if capable of cure) within ten days after written notice to Executive identifying the breach; or (f) violation of any applicable policy of any of the Companies that is not cured (if capable of cure) within ten days after written notice to Executive identifying the violation. Notwithstanding the foregoing, no event shall constitute "Cause" unless the Company (x) provides written notice to Executive identifying the circumstances that allegedly constitute Cause within thirty days of the Company first becoming aware of such circumstances and (y) terminates Executive's employment within thirty days after the expiration of any applicable cure period.
3.7.3    As used in this Agreement, "Good Reason" means, without Executive's consent: (a) a material diminution in Executive's duties, responsibilities, authority, or reporting relationship, (b) a material reduction in the aggregate compensation provided to you unless such reduction is concurrently made to the entire Company’s Executive Committee, or (c) a material breach of any other material term of this Agreement; provided, however, that any such condition shall not constitute “Good Reason” unless you provide written notice to the Company of the condition claimed to constitute Good Reason within thirty (30) days of the initial existence of such condition and, thereafter, the Board fails to cure such “Good Reason” within thirty (30) days following its receipt of such written notice from you, and within ten (10) days thereafter, you terminate employment for “Good Reason.”
4.Fringe Benefits.
4.1    Plans. Employee shall be entitled to participate in the Employer’s 401(k), medical, accident and health, disability, and life insurance plans from time to time in effect in accordance with the terms and conditions thereof; provided nothing in this Agreement shall alter the Employer’s ability to amend or terminate such plans.
4.2    Vacations and Holidays. Employee will receive unlimited paid vacation; with the expectation that you will avail yourself of four (4) weeks of family-time or vacation, timing to be approved by the supervisor, as well as paid holiday benefits as company deems necessary or advisable or as required to be provided by law, and may from time to time terminate or revise such benefits at any time, with or without prior notice, subject to applicable law.
5.Employer’s Policies.
5.1    Expenses. Employer shall reimburse the Employee for all pre-approved, necessary, reasonable, and documented expenses incurred in connection with the performance of Employee’s duties hereunder, provided that all requests for expense reimbursement must be submitted on forms and documented in accordance with the policies of the Employer and within the time limits set forth in such policies. For the time between the Acknowledgement Date and October 1, 2024, the Company shall reimburse you, consistent with the Company’s policies and procedures, for your reasonable commuting expenses (which shall be defined to include all travel and lodging costs) associated with maintaining a presence in Denver, Colorado prior to your permanent relocation.
5.2    Policies. The Employee will be responsible to review and become familiar with the policies of the Employer, including without limitation the Employee Handbook, the Code of Conduct and any material relating to the Employee performing their duties. In the event of any conflict between any and all Employee Handbooks and other Employee policies, it is agreed that in the event of such conflicts this Employee Agreement shall take precedence.
6.Miscellaneous.
6.1    Reasonableness. The Employee acknowledges and agrees that the terms of this agreement are fair and reasonable and have been accepted by the Employee without reservation. The Employee has been given a reasonable opportunity to review the agreement and to discuss the terms and is entering into it without duress or pressure.
6.2    Enforceability. The provisions of this Agreement shall be enforceable notwithstanding the existence of any claim or cause of action of the Employee against the Employer whether predicated on this Agreement or otherwise.
6.3    Governing Law; Jurisdiction. The Agreement shall be governed by and construed in accordance with the laws of Colorado. Any and all disputes arising under this Agreement shall be subject to the exclusive jurisdiction of the Federal or State Courts of

Colorado and Employee hereby consents to the jurisdiction (personal and subject matter) of courts located in Colorado.
6.4    Entire Agreement; Amendment and Assignment. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and expressly supersedes all prior agreements between them, whether oral or written, regardless of what representations may have been made previously with respect to the subject matter hereof. This Agreement may be modified only by a written instrument signed by both parties. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Employee.
6.5    Notice. Any notice to be given under this Agreement shall be sufficient if it is in writing and is either hand-delivered, sent by e-mail to the recipient’s correct e-mail address (with receipt confirmed), or sent by registered mail as follows:
•    If to Employer: Tom Ayres,
1225 17th Street, Suite 1100 Denver, CO 80202.
tom.ayres@voyagerspace.com
•    If to Employee: Filipe (Phil) De Sousa,
8 Rosana Way, Coto De Caza, CA 92679
desousap13@gmail.com
6.6    Survival. Notwithstanding the termination of Employee's employment for any reason, Paragraphs 6-9 of this Agreement shall survive the termination of employment for any reason.
6.7    Severability. All the provisions of this Agreement are distinct and severable. If any part, term or provision of this Agreement should be held to be illegal, invalid, unenforceable or in conflict with any applicable law, then the remaining valid and enforceable provisions shall continue in full force and effect.
7.Non-Disparagement. Employee covenants and agrees that during the course of Employee's employment by Employer, and subsequent to the termination thereof, for any reason, Employee shall not disparage or otherwise portray in a negative light, whether verbally or in writing to any third party, Employer, its business or any of its shareholders, directors, officers, employees or agents. This paragraph will not be construed or applied in a manner that interferes with Employee's rights under the National Labor Relations Act, including but not limited to Employee's rights to discuss working conditions and other work-related information with co-workers.
8.Non-Solicitation. Executive acknowledges that Executive will be a member of executive and management personnel at the Company. Executive further acknowledges that during Executive's employment with the Company, Executive will be privy to, develop, and receive extremely sensitive, confidential, and valuable commercial information of the

Companies, which constitutes trade secrets belonging to the Companies, the disclosure of which information and secrets would greatly harm the Companies. As a further reasonable measure to protect the Companies from the harm of disclosure and use of their trade secrets and other confidential information against them, in addition to Executive's agreement and promises not to use or disclose such information to or on behalf of any third party in the Mutual Confidentiality and Non-Disclosure Agreement Executive signed in connection with her employment, Executive agrees to the following restrictions:
8.1 Customer Non-solicitation Covenant. During the Restricted Period (defined as one year from termination), Executive shall not, except in furtherance of Executive's duties as an employee of the Company, directly or indirectly (other than through a general public solicitation) solicit, induce, or encourage, or attempt to solicit, induce, or encourage, any Protected Customer to reduce or terminate his/her/its relationship with the Companies.
8.2 Employee Non-solicitation Covenant. During the Restricted Period, Executive shall not, except in furtherance of Executive's duties as an employee of the Company, directly or indirectly solicit, induce, or encourage, or attempt to solicit, induce, or encourage, any employee, agent, or contractor of any of the Companies to reduce or terminate his/her/its employment, agency or contractor relationship with the Companies for or on behalf of any person or entity who provides a Competing Product or Service.
9.Return of Materials. Employee agrees that all memoranda, notes, records, address books, lists, rolodexes, papers or other documents, all electronic media, all software developed by or for Employer, and all copies thereof relating to Employer's operations or business, and all objects associated therewith in any way obtained by Employee during the course of their employment by Employer shall be Employer's sole and exclusive property. Employee shall not, except for Employer's use, copy or duplicate any of the aforementioned documents or objects, nor remove them from Employer's facilities, nor use any information concerning them except for Employer's benefit, either during his or her employment with Employer or thereafter. Employee agrees that they will deliver all of the aforementioned documents and objects that may be in their possession to Employer on termination of employment, or any other time upon Employer's request, together with Employee's written certification of compliance with the provisions of this Paragraph.
Dated: 9/26/2022

Filipe (Phil) De Sousa:	Thomas E. Ayres:

/s/ Filipe (Phil) De Sousa	/s/ Thomas E. Ayres